Exhibit 99.1

Renewable Energy Group Reports First Quarter 2020 Financial Results
Q1 2020 Highlights

•	140 million gallons of fuel sold

•	121 million gallons of fuel produced

•	Revenues of $475 million

•	Net income from continuing operations available to common stockholders of $75 million, or $1.72 per diluted share

•	Adjusted EBITDA of $90 million

•	Net cash proceeds of $500 million from the reinstatement of the Biodiesel Mixture Excise Tax Credit (BTC) related to 2018 and 2019 operations received in March and April 2020

•	Established COVID-19 Emergency Response Team in January to monitor and react to the virus to protect our employees, vendors, customers and other business partners

•	Biodiesel and renewable diesel production has been confirmed as an essential business enabling us to continue to operate our facilities

•	Carbon reduction from REG produced fuels of over one million metric tons

Ames, IA, April 30, 2020 - Renewable Energy Group, Inc. (“REG” or the “Company”) (NASDAQ: REGI) today announced its financial results for the first quarter ended March 31, 2020.

Revenues for the first quarter were $475 million on 140 million gallons of fuel sold. Net income from continuing operations available to common stockholders was $75 million in the first quarter of 2020, compared to a net loss of $41 million in the first quarter of 2019, which does not include the BTC allocation. Adjusted EBITDA in the first quarter was $90 million, compared to $29 million in the first quarter of 2019 including the allocation of the BTC.

"First quarter performance was strong, buoyed by solid operations at our facilities, in spite of the headwinds from COVID-19 and significant feedstock and energy market disruptions. We remain focused on ensuring the health and safety of our employees and continuing to safely operate to meet the needs of our customers. We are grateful to be able to provide vital, sustainable products during this challenging time," said Cynthia (CJ) Warner, President and Chief Executive Officer.

Warner continued, "Biodiesel and renewable diesel production was confirmed as an essential business, and demand remained relatively stable in the quarter, enabling us to continue to operate robustly. Continued improvement in underlying performance further enhanced profitability through increased sales of REG Ultra CleanTM and gallons sold directly to end users."

First Quarter 2020 Highlights - GAAP
All figures refer to the quarter ended March 31, 2020, unless otherwise noted. All comparisons are to the quarter ended March 31, 2019, unless otherwise noted.
The table below summarizes REG’s financial results for the first quarter of 2020.

REG Q1 2020 Results
(dollars and gallons in thousands, except per gallon data)
	Q1 2020	Q1 2019	Y/Y Change

Market Data
NYMEX ULSD average price per gallon	$1.54	$1.94	(20.6)%
D4 RIN average price per credit	$0.46	$0.51	(9.8)%
CBOT Soybean oil average price per gallon	$2.26	$2.21	2.3%
HOBO + 1.5xRIN average price per gallon (1)	$0.97	$1.50	(35.3)%

Gallons sold	139,771	162,452	(14.0)%

GAAP
Total revenues	$474,669	$478,209	(0.7)%
Risk management gain (loss)	$53,522	$(22,739)	$76,261
Operating income	$79,788	$(38,146)	$117,934
Net income from continuing operations available to common stockholders	$75,300	$(41,387)	$116,687
(1) HOBO = HO NYMEX + 1 - (CBOT SBO/100*7.5)
HOBO + RINs= HOBO + 1.5xD4 RIN as quoted by the Oil Price Information Service.
REG sold 140 million gallons of fuel, a decrease of 14%. The decrease in gallons sold is mostly attributable to the Company's focus on improvement in product mix, with volume decreases in lower margin petroleum diesel and third party biodiesel of 16 million gallons and 4 million gallons, respectively, partially offset by increases of higher margin renewable diesel and biodiesel gallons sold in Europe, which in the aggregate increased 1 million gallons.
REG produced 121 million gallons of biodiesel and renewable diesel during the quarter, an increase of 4%. Renewable diesel production at Geismar increased 3%. Biodiesel increased primarily due to higher production at Madison, Grays Harbor, and Albert Lea, partially offset by the absence of production from the New Boston, Texas plant which was closed in July 2019.
Revenues of $475 million were essentially flat, impacted by lower selling prices due primarily to significantly lower ULSD prices, which declined 21%; the 14% decrease in gallons sold; and a 10% decrease in average D4 RIN prices. These negative impacts were mostly offset by a $68 million increase in biomass-based diesel government incentives due to the BTC being in effect in Q1 2020.
Gross profit was $107 million, or 23% of revenues, compared to gross loss of $13 million, or negative 3% of revenues. Gross profit as a percentage of revenue increased due primarily to the BTC being in effect in 2020 as well as a swing in risk management of $76 million, partially offset by higher feedstock costs, which on average increased $0.14 per gallon. The significant risk management gain was the result of our hedging strategy, which buffered us from the 21% decrease in ULSD prices. The overall increase to feedstock costs were partially mitigated by the Company's higher usage of distiller's corn oil, which was priced lower in the quarter, and reduced usage of soybean oil.
Operating income was $80 million compared to an operating loss of $38 million for the first quarter of 2019. The primary drivers of the increase were the $68 million increase from the BTC, and the swing in risk management of $76 million, partially offset by the lower gallons sold, lower selling prices, and the increase in feedstock prices.

Additionally, the increase in operating income resulted from improvements in underlying performance, including over 150% more gallons sold to end users, a 71% increase of biodiesel blended with renewable diesel, and continued optimization of sales of renewable diesel to the most attractive markets.
GAAP net income from continuing operations available to common stockholders was $75 million, or $1.72 per share on a fully diluted basis, compared to net loss of $41 million, or $1.11 per share on a fully diluted basis, in the first quarter of 2019. The differential drivers are the same as those described above for operating income.
At March 31, 2020, REG had cash and cash equivalents, restricted cash, and marketable securities of $189 million, an increase of $138 million from December 31, 2019. The increase is mainly due to partial receipt of the 2018 and 2019 retroactive gross BTC claims of $146 million and cash generated by operations, offset by funds used to repurchase the 2036 convertible senior notes, pay down debt at Grays Harbor and Danville, and for capital expenditures. The remaining $526 million gross cash proceeds from the retroactive reinstatement of the BTC related to 2018 and 2019 operations were received in April 2020.
At March 31, 2020, accounts receivable were $755 million, a decrease of $104 million from December 31, 2019. The decrease in accounts receivable was primarily due to partial receipt of the retroactive 2018 and 2019 BTC claims. At March 31, 2020, accounts payable were $374 million, an increase of $5 million from December 31, 2019.
First Quarter 2020 Highlights - Non-GAAP
All figures refer to the quarter ended March 31, 2020, unless otherwise noted. All comparisons are to the quarter ended March 31, 2019, unless otherwise noted.  Adjusted amounts reflect the allocation of the BTC benefits for the period in which the gallons were sold (shown in the table above).
The table below summarizes REG’s financial results for the first quarter of 2020, as adjusted in order to reflect the allocation of the BTC benefits for the period in which associated gallons were sold.

REG Q1 2020 Results
(dollars and gallons in thousands, except per gallon data)
	Q1 2020	Q1 2019	Y/Y Change

BTC Allocated to Period Earned - Non-GAAP (1)
Total revenues	$474,669	$533,400	(11.0)%
Risk management gain (loss)(2)	$53,522	$(22,739)	$76,261
Operating income	$79,788	$18,239	337.5%
Net income from continuing operations available to common stockholders	$75,300	$14,593	416.0%
Adjusted EBITDA	$90,442	$29,025	211.6%
(1) BTC benefits are allocated to the respective periods when associated gallons were sold for 2019.
(2) Risk management gain (loss) is a GAAP measure.
Revenue less feedstock costs, inclusive of risk management, increased $43 million. The increase is due primarily to the swing in risk management of $76 million, offset by lower selling prices and higher feedstock costs. The overall increase to feedstock costs were partially mitigated by the Company's higher usage of distiller's corn oil, which was priced lower in the quarter, and reduced usage of soybean oil.
Operating income as adjusted increased $62 million, or 337%. The increase in operating income is the result of the same factors as those described above.

Net income available to common stockholders as adjusted was $75 million and Adjusted EBITDA was $90 million compared to $29 million in the year-earlier period, all as a result of the same factors as those described above for operating income.

Reconciliation of Non - GAAP Measures

The Company uses earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for company executives.

The following table sets forth Adjusted EBITDA for the periods presented, as well as a reconciliation to net income (loss) from continuing operations determined in accordance with GAAP:

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
(In thousands)
Net income (loss) from continuing operations	$76,853	$(41,387)
Adjustments:
Income tax (benefit) expense	1,331	(430)
Interest expense	2,472	4,219
Depreciation	8,934	9,099
Amortization of intangible assets	353	334
EBITDA	89,943	(28,165)
Change in fair value of contingent consideration	—	304
(Gain) loss on debt extinguishment	(1,172)	2
Other income, net	304	(854)
Non-cash stock compensation	1,367	1,353
Biodiesel tax credit 2019(1)	—	56,385
Adjusted EBITDA	$90,442	$29,025
(1) On December 20, 2019, the Biodiesel Mixture Excise Tax Credit ("BTC") was retroactively reinstated for the 2018 and 2019 calendar years. The retroactive credit for 2018 and 2019 resulted in a net benefit to us that was recognized in our GAAP financial statements for the quarter ending December 31, 2019. The portion of the credit related to 2019 was allocated to each of the four quarters based upon the portion of the BTC benefit that related to that quarter.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect cash expenditures or the impact of certain cash charges that the Company considers not to be an indication of ongoing operations;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;

•Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;
•Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although the Company has excluded it as an expense when evaluating our operating performance; and
•Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.
About Renewable Energy Group
Renewable Energy Group, Inc. (Nasdaq: REGI) is leading the energy industry's transition to sustainability by transforming renewable resources into high-quality, cleaner fuels. REG is an international producer of cleaner fuels and North America’s largest producer of biodiesel. REG solutions are alternatives for petroleum diesel and produce significantly lower carbon emissions. REG utilizes an integrated procurement, distribution and logistics network to operate 13 biorefineries in the U.S. and Europe. In 2019, REG produced 495 million gallons of cleaner fuel delivering over 3.7 million metric tons of carbon reduction. REG is meeting the growing global demand for lower-carbon fuels and leading the way to a more sustainable future.

Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including the potential impact of COVID-19 on our business and operations. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the potential impact of COVID-19 on our business and operations; the Company's financial performance, including revenues, cost of revenues and operating expenses; changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2 in the United States, renewable fuel policies in Canada and Europe, and state level programs such as California's Low Carbon Fuel Standard; availability of federal and state governmental tax incentives and incentives for biomass-based diesel production; changes in the spread between biomass-based diesel prices and feedstock costs; the availability, future price, and volatility of feedstocks; the availability, future price and volatility of petroleum and products derived from petroleum; risks associated with fire, explosions, leaks and other natural disasters at our facilities; any disruption of operations at our Geismar renewable diesel refinery (which would have a disproportionately adverse effect on our profitability); the unexpected closure of any of our facilities; the effect of excess capacity in the biomass-based diesel industry and announced large plant expansions and potential co-processing of renewable diesel by petroleum refiners; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; potential failure to comply with government regulations; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; the Company's ability to retain and recruit key personnel; the Company's indebtedness and its compliance, or failure to comply, with restrictive and financial covenants in its various debt agreements; risk management transaction, and other risks and uncertainties described in REG's annual report on Form 10-K for the year ended December 31, 2019 and subsequently filed Form 10-Q and other periodic filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group, Inc. Todd Robinson Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019
(in thousands, except share and per share amounts)

	Three months ended
	March 31, 2020	March 31, 2019
REVENUES:
Biomass-based diesel sales	$406,398	$477,669
Biomass-based diesel government incentives	68,159	468
	474,557	478,137
Other revenue	112	72
	474,669	478,209
COSTS OF GOODS SOLD:
Biomass-based diesel	367,326	490,998
Other costs of goods sold	70	3
	367,396	491,001
GROSS PROFIT (LOSS)	107,273	(12,792)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	27,485	25,354
INCOME (LOSS) FROM OPERATIONS	79,788	(38,146)
OTHER EXPENSE, NET	(1,604)	(3,671)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	78,184	(41,817)
INCOME TAX BENEFIT (EXPENSE)	(1,331)	430
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	76,853	(41,387)
NET LOSS ON DISCONTINUED OPERATIONS	—	(2,017)
NET INCOME (LOSS)	$76,853	$(43,404)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS	$75,300	$(41,387)
NET LOSS FROM DISCONTINUED OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS	$—	$(2,017)
Basic net income (loss) per share available to common stockholders:
Continuing operations	$1.93	$(1.11)
Discontinued operations	$—	$(0.05)
Net income (loss) per share	$1.93	$(1.16)
Diluted net income (loss) per share available to common stockholders
Continuing operations	$1.72	$(1.11)
Discontinued operations	$—	$(0.05)
Net income (loss) per share	$1.72	$(1.16)
Weighted-average shares used to compute basic net income (loss) per share available to common stockholders:
Basic	38,979,057	37,353,352
Weighted-average shares used to compute diluted net income (loss) per share available to the common stockholders:
Continuing operations	43,692,155	37,353,352
Discontinued operations	—	37,353,352
Net income (loss)	43,692,155	37,353,352

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
AS OF MARCH 31, 2020 AND DECEMBER 31, 2019
(in thousands, except share and per share amounts)

	March 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$188,550	$50,436
Accounts receivable, net	754,524	858,922
Inventories	206,305	161,429
Prepaid expenses and other assets	57,390	35,473
Restricted cash	3,000	3,000
Total current assets	1,209,769	1,109,260
Property, plant and equipment, net	592,951	584,577
Right of use assets	33,720	36,899
Goodwill	16,080	16,080
Intangible assets, net	11,665	12,018
Other assets	26,154	26,515
TOTAL ASSETS	$1,890,339	$1,785,349
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Lines of credit	$159,746	$76,990
Current maturities of long-term debt	64,367	77,131
Current maturities of operating lease obligations	15,067	15,690
Accounts payable	373,941	369,213
Accrued expenses and other liabilities	18,676	40,776
Deferred revenue	10,723	8,620
Total current liabilities	642,520	588,420
Deferred income taxes	7,266	6,975
Long-term debt (net of debt issuance costs of $2,353 and $2,783, respectively)	16,808	26,130
Long-term operating lease obligations	27,795	30,413
Other liabilities	5,027	1,505
Total liabilities	699,416	653,443
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	1,190,923	1,131,906
TOTAL LIABILITIES AND EQUITY	$1,890,339	$1,785,349